Exhibit 5.2
[Conyers Dill & Pearman Limited Letterhead]
9 June 2026
Matter No.: 319142
+441 298 7889
sarah.lusher@conyers.com
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 09
Bermuda

Dear Sirs,

Re: Arch Capital Group Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the proposed issuance and sale by the Company of its US$600,000,000 aggregate principal amount of 5.250% Senior Notes due 2036 (the “2036 Notes”) and US$1,400,000,000 aggregate principal amount of 5.950% Senior Notes due 2056 (the “2056 Notes” and, together with the 2036 Notes, the “Notes”), pursuant to the prospectus supplement dated 2 June 2026 (the "Prospectus Supplement"), supplementing the prospectus dated 15 November 2023 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) that forms part of the Registration Statement on Form S-3 (File No. 333-275570) of the Company filed with the U.S. Securities and Exchange Commission (the “Securities and Exchange Commission”) on 3 June 2026 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
The Notes will be issued pursuant to an indenture, dated as of 4 May 2004 between the Company and the Trustee (as such term is defined therein) as successor to JPMorgan Chase Bank (the “Original Indenture”), as supplemented by the first supplemental indenture, dated as of 8 December 2016 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of 30 June 2020 (the “Second Supplemental Indenture”) and the third supplemental indenture, dated as of 9 June 2026 (the “Third Supplemental Indenture” and together with the Second Supplemental Indenture, the First Supplemental Indenture and the Original Indenture, the “Indenture”) by and between the Company and the Trustee.
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
1.1.the Prospectus;
1.2.the Registration Statement; and

1.3.the Indenture.
The documents listed in items 1.2 through 1.3 above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
We have also reviewed:
1.4.copies of the memorandum of association and the bye-laws of the Company (together, the "Constitutional Documents"), each certified by the Secretary of the Company on 8 June 2026;
1.5.copies of an extract of minutes of a meeting of the Company's Board of Directors held on 26 February 2025, certified by the Secretary of the Company on 8 June 2026, the resolutions of the executive committee of the Company dated 29 May 2026 (the resolutions contained in such extract and the resolutions of the executive committee being collectively referred to herein as the " Resolutions"), each certified by the Secretary of the Company on 8 June 2026; and
1.6.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;
2.4.the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;
2.5.the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee;
2.6.that the Company will enter into the Indenture in furtherance of its objects as set out in its memorandum of association;
2.7.that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;
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2.8.the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us;
2.9.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.10.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.11.that the Indenture is valid and binding in accordance with its terms pursuant to its governing law;
2.12.the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Indenture and the due execution and delivery thereof by each party thereto;
2.13.that none of the parties to the Documents is carrying on investment business for the purposes of the Investment Business Act 2003 (as amended); and
2.14.at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.
3.QUALIFICATIONS
3.1.The obligations of the Company under the Indenture:
(a)will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;
(b)will be subject to statutory limitation of the time within which proceedings may be brought;
(c)will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;
(d)may not be given effect to by a Bermuda court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;
(e)may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
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3.2.We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.
3.3.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1.The Company is duly incorporated and existing under the laws of Bermuda and is in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
4.2.When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and shall have been duly delivered to the purchasers therefor against payment of the agreed consideration therefore as contemplated by the Registration Statement, the Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.
We hereby consent to the filing of this opinion as an exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
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